Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports

Fiscal 2017 Second Quarter Results

Strong Quarterly Revenue; Total international revenues increased 16%

SAINT PAUL, MN – June 1, 2017 — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the second quarter ended April 30, 2017.

Second Quarter 2017 Overview:

●	Second quarter fiscal 2017 revenue increased by 4% to $9.8 million, compared to $9.4 million in the prior year period.

●	Fiscal 2017 second quarter consolidated, domestic equipment, supplies and accessories revenues were $5.4 million, comparable to the $5.4 million in the fiscal 2016 second quarter.

●	International equipment, supplies and accessories revenues increased 19% to $2.6 million for the quarter, compared to $2.2 million for the fiscal 2016 second quarter.

●	Supplies revenue increased 11.3% to $2.1 million for the quarter from $1.9 million in the prior year period.

●	Sales backlog was $1.97 million at the end of the quarter, compared to $1.86 million at the end of the fiscal 2016 second quarter.

●	Current and long-term deferred revenue at the end of the second quarter increased 13% to $8.0 million, compared to $7.1 million at the end of last year’s second quarter.

●	Recurring revenue, consisting of services and supplies, for the second quarter increased 4.3% to $3.9 million and represents 40.0% of total revenue, compared to $3.8 million, or 39.9% of total revenue in the prior year period.

●	Operating income for the fiscal 2017 second quarter was $39,000, compared to operating loss of $(197,000) in the prior year period.

●	Net loss was $(26,000), or $(0.01) per diluted share for the fiscal 2017 second quarter, compared to net income of $45,000, or $0.01 per diluted share, in the fiscal 2016 second quarter.

Todd Austin, chief executive officer of MGC Diagnostics, said, “I am pleased with our 2017 second quarter revenue results, as we achieved strong sales of $9.8 million with international sales increasing 16% for the quarter. We continue to successfully drive international sales growth with our strategic decision to increase our direct sales activities in France, Belgium and the UK. Our strong second quarter revenue does not reflect any of the $625,000 in orders we referred to as delayed in our 2017 first quarter press release and conference call discussion. We are working with our strategic partners to ensure we receive these delayed orders by our fiscal year-end.

We remain highly focused on our strategic growth initiatives and providing our customers with state-of-the-art respiratory diagnostic products and industry-leading service. We achieved 18 competitive conversions in the quarter, generating $1.0 million in revenue; with average revenue per conversion totaling approximately $56,000. In the fiscal 2016 second quarter, 31 competitive conversions generated revenue of $1.3 million, with average revenue per conversion totaling slightly under $42,000.

We are pleased with the 35% increase in average conversion revenue. Our sales team is aggressively delivering new business leads with strong quoting activity. As a result, we have developed a solid backlog of approximately $2 million heading into the 2017 third quarter giving us confidence for a solid second half of fiscal 2017.

As discussed in more detail below, during the second quarter, we announced an important clinical study with our partner Restech Srl to evaluate the diagnostic accuracy of the forced oscillation technique (“FOT”) to detect lung function abnormalities. We have completed the clinical study protocol and have submitted it to the FDA for its review; upon receiving FDA feedback, we will begin to enroll patients. We believe this clinical study will demonstrate that the Resmon PRO FULL is a valuable device to diagnose and manage COPD and asthma.

Mr. Austin, concluded, “The Company’s financial foundation continues to be strong with an April 20, 2017 cash and working capital position of approximately $5.0 million and $8.7 million, after payment of the $3.1 million special dividend, and no long-term debt. Looking forward, we see a number of opportunities and believe we will achieve solid year-over-year revenue growth for fiscal 2017.”

Additional Second Quarter Data (Note: Medisoft revenues of $147,000 and cost of revenues of $73,000 for the fiscal 2016 second quarter and Medisoft revenues of $288,000 and cost of revenues of $149,000 for the fiscal 2016 first six months have been reclassified as service revenues and cost of service revenues to conform with their presentation in the fiscal 2017 periods):

●	Service revenue was $1.84 million in the fiscal 2017 second quarter, down 3% compared to $1.89 million in the prior year period.

●	The Attachment Rate for domestic sales, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 20% for the fiscal 2017 second quarter, compared to 34% in the prior year quarter.

●	Gross margin of 50.6% in the second quarter includes gross margin of 54.1% and 41.0% for domestic and international, compared to gross margin of 54.2% for last year’s second quarter, which included gross margin of 57.2% and 45.0% for domestic and international, respectively.

●	Gross margin for equipment, supplies and accessories was 47.0% for the quarter (50.0% for domestic and 40.6% for international), compared to 51.3% for the prior year’s quarter (54.0% for domestic and 44.6% for international).

●	Gross margin for services was 66.1% for the quarter (67.0% for domestic and 50.0% for international), compared to 65.8% for the same period last year (67.1% for domestic and 50.3% for international).

●	Operating expenses decreased 7% to $4.9 million in the second quarter, compared to $5.3 million in the prior year quarter. Fiscal 2016 second quarter operating expenses included litigation settlement costs of $670,000 related to a settlement agreement completed in June 2016, that were included within general and administrative expenses;

●	Second quarter 2017 general and administrative expenses totaled $1.7 million, or 17.4% of revenue, compared to $2.0 million, or 21.6% of revenue in the comparable quarter last year.

●	Sales and marketing expenses were $2.4 million for the quarter, or 24.9% of revenue, compared to $2.5 million, or 26.9% of revenue in the fiscal 2016 second quarter.

●	Research and development expenses were $733,000 for the quarter, or 7.5% of revenue, compared to $678,000, or 7.2% of revenue in last year’s second quarter.

Clinical Study to Evaluate the Diagnostic Accuracy of the Forced Oscillatory Technique to Detect Lung Function Abnormalities

On April 20, 2017, the Company announced a clinical study collaboration with Restech Srl to evaluate the diagnostic accuracy of the forced oscillation technique (“FOT”) to detect lung function abnormalities. We expect worldwide enrollment to begin in the calendar-year 2017 third quarter, and include subjects ranging from age three to adult. We expect the study to conclude during the third or fourth quarter of calendar 2018. MGC Diagnostics will sponsor the study and Restech Srl will conduct the study. We expect our total investment for the clinical study will not exceed $500,000. The Company contribution will include a series of payments to Restech aligned to project milestones, including a €87,000 payment that was made in the fiscal 2017 first quarter.

The study is designed to compare the diagnostic accuracy of the RESMON PRO FULL to the diagnostic accuracy of spirometry to detect a lung function anomaly (obstructive or restrictive respiratory disease) in a prospective and consecutive cohort of subjects obtaining pulmonary function tests (“PFT”) in PFT labs. As a secondary objective, we aim to compare the diagnostic accuracy of at least one, or a combination, of the parameters provided by the Resmon PRO FULL to the diagnostic accuracy of spirometry to detect a significant response to a bronchodilator.

Conference Call

The Company has scheduled a conference call for Thursday, June 1, 2017 at 4:30 p.m. ET to discuss its financial results for the second quarter ended April 30, 2017.

Participants can dial (844) 861-5496 or (412) 317-6578 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10107799, through June 8, 2017. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

Review of Strategic Options

As previously announced on January 25, 2017, the Board of Directors of MGC Diagnostics initiated a strategic review of the Company’s businesses and assets to explore opportunities for enhancing value for shareholders. A Special Committee consisting of Board Chairman Mark Sheffert, Vice Chairman Terry Bunge and director Hank Struik will oversee this process. The Special Committee has retained Minneapolis-based investment banking firm Craig-Hallum Capital Group LLC, to advise it in this process. The Board expects this to be a thorough process and will report its findings and conclusions at the completion of the review. The Board will consider all reasonable options but cannot guarantee that any actions will be taken as a direct result of this review. The process is ongoing.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and, in the United States, France, Belgium and the United Kingdom, primarily through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2016, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors
Todd M. Austin	Joe Dorame, Robert Blum, Joe Diaz
MGC Diagnostics Corporation	Lytham Partners, LLC
Chief Executive Officer	(602) 889-9700
(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

April 30, 2017 and October 31, 2016

(In thousands, except share and per share data)

	April 30,	October 31,
	2017	2016
Assets	(Unaudited)
Current Assets:
Cash	$4,957	$7,265
Accounts receivable, net of allowance for doubtful accounts of $174 and $92, respectively	6,352	8,286
Inventories, net of obsolescence reserve of $1,293 and $1,281, respectively	5,034	4,916
Prepaid expenses and other current assets	537	586
Total current assets	16,880	21,053
Property and equipment, net of accumulated depreciation of $4,995 and $4,754, respectively	2,572	2,632
Intangible assets, net	4,406	4,211
Deferred income taxes	2,474	2,643
Other non-current assets	54	139
Total Assets	$26,386	$30,678
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,993	$2,876
Employee compensation	1,290	1,550
Deferred income	3,968	4,007
Other current liabilities and accrued expenses	911	948
Total current liabilities	8,162	9,381
Long-term liabilities:
Long-term deferred income and other	4,183	4,374
Total Liabilities	12,345	13,755
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,434,821 and 4,378,811 shares issued and 4,399,442 and 4,337,314 shares outstanding in 2017 and 2016, respectively	440	434
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	22,224	24,859
Accumulated deficit	(8,395)	(8,129)
Accumulated other comprehensive loss	(228)	(241)
Total Shareholders’ Equity	14,041	16,923
Total Liabilities and Shareholders’ Equity	$26,386	$30,678

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(Unaudited in thousands, except per share data)

	Three Months ended		Six Months ended
	April 30,		April 30,
	2017	2016	2017	2016
Revenues
Equipment, supplies and accessories revenues	$7,981	$7,547	$14,873	$14,948
Service revenues	1,838	1,884	3,686	3,734
	9,819	9,431	18,559	18,682
Cost of revenues
Cost of equipment, supplies and accessories revenues	4,232	3,672	7,957	7,472
Cost of service revenues	623	645	1,209	1,219
	4,855	4,317	9,166	8,691
Gross margin	4,964	5,114	9,393	9,991
% to revenues	50.6%	54.2%	50.6%	53.5%
Operating expenses:
Selling and marketing	2,443	2,534	4,773	5,035
General and administrative	1,712	2,039	3,242	3,451
Research and development	733	678	1,323	1,351
Amortization of intangibles	37	60	79	118
	4,925	5,311	9,417	9,955
% to revenues	50.2%	56.3%	50.7%	53.3%

Operating income (loss)	39	(197)	(24)	36
Interest expense, net	2	49	2	115
Foreign currency (gain) loss	(124)	(416)	52	(307)
Income (loss) before taxes	161	170	(78)	228
Provision for taxes	187	125	188	187
Net (loss) income	(26)	45	(266)	41
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	(74)	(6)	13	(9)
Comprehensive (loss) income	$(100)	$39	$(253)	$32
Net (Loss) Income per share:
Basic	$(0.01)	$0.01	$(0.06)	$0.01
Diluted	$(0.01)	$0.01	$(0.06)	$0.01
Weighted average common shares outstanding:
Basic	4,381	4,306	4,361	4,293
Diluted	4,381	4,319	4,361	4,310
Dividends declared per share	$—	$—	$0.70	$—

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Six Months ended April 30,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(266)	$41
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	242	212
Amortization	145	162
Stock-based compensation	307	348
Deferred income taxes	166	182
Loss (gain) on foreign currency	40	(306)
Increase (decrease) in allowance for doubtful accounts	82	(16)
Decrease in inventory obsolescence reserve	(18)	(67)
Loss on disposal of equipment	—	2
Changes in operating assets and liabilities:
Accounts receivable	1,845	898
Inventories	(33)	(360)
Prepaid expenses and other current assets	65	520
Accounts payable	(874)	(96)
Employee compensation	(258)	(398)
Deferred income	(209)	372
Other current liabilities and accrued expenses	(66)	316
Net cash provided by operating activities	1,168	1,810
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(540)	(454)
Net cash used in investing activities	(540)	(454)
Cash flows from financing activities:
Payment of long-term borrowing	—	(333)
Dividends paid	(3,080)	—
Proceeds from issuance of common stock under employee stock purchase plan	30	50
Proceeds from the exercise of stock options	126	—
Repurchase of common stock upon vesting of restricted stock awards	(5)	(12)
Net cash used in financing activities	(2,929)	(295)
Effect of exchange rate changes on cash	(7)	(7)
Net (decrease) increase in cash	(2,308)	1,054
Cash at beginning of period	7,265	6,553
Cash at end of period	$4,957	$7,607
Cash paid for taxes	$129	$132
Cash paid for interest	2	72
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$—	$51
Common stock issued for long-term liability	—	3
Accrued dividends	7	—

MGC Diagnostics Corporation and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except per share data)

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company has provided the following adjusted non-GAAP financial measures in this release and the accompanying Consolidated Statements of Comprehensive (Loss) Income (see table A-1 and A-2) and an itemized reconciliation between net income (loss) and non-GAAP adjusted net income (loss) (see table A-3):

●	adjusted revenues,
●	adjusted cost of revenues,
●	adjusted gross profit,
●	adjusted net income (loss), and
●	adjusted net income (loss) per share.

The Company has recently started to use these adjusted non-GAAP financial measures to facilitate period-to-period comparisons and analysis of its operating performance and believes they are useful to investors to supplement GAAP measures in analyzing, trending and benchmarking the performance and value of the Company’s business. However, these measures are not intended to be a substitute for the measures reported in accordance with GAAP. These measures may be different from adjusted non-GAAP financial measures used by other companies, even when similar terms are used to identify these measures. For a reconciliation of these measures, see the Consolidated Statements of Comprehensive (Loss) Income and an itemized reconciliation between net income (loss) and non-GAAP adjusted net income (loss) accompanying this release.

In order to calculate these non-GAAP financial measures, the Company makes adjustments to certain GAAP financial line items found on its Consolidated Statements of Comprehensive (Loss) Income, backing out non-recurring, infrequent or unusual items that the Company believes otherwise distort the underlying results and trends of the ongoing business. The Company has excluded the following items from one or more of our adjusted non-GAAP financial measures for the periods presented:

Revenue. The Company is no longer pursuing its strategic initiative in the sleep market and determined that it was appropriate to establish a $354,000 reserve on its SleepVirtual inventory as of October 31, 2016. The Company does not intend to purchase additional SleepVirtual inventory, and expects to dispose of its existing inventory over the next couple of years. Consistent with the Company’s non-GAAP disclosure for the year ended October 31, 2016, we excluded $10,000 and $34,000 of revenue attributed to sales of SleepVirtual inventory for the three and six months ended April 30, 2017, respectively.

On October 31, 2016, the Company established a $670,000 reserve for its Resmon PRO FOT inventory that was in excess of near-term sales expectations. On October 31, 2016, the Company had 194 units of Resmon PRO FOT inventory with a carrying value of $1,160,000. The Company reviewed the sale prospects of this product for the next 12 to 24 months and determined that it was likely it would not be able to sell all of the FOT inventory during this time period because the future outcome of this strategic initiative would rely on multiple factors not yet determined at that time. With the modification of the distribution agreement since the time the reserve was established, the potential need for additional reserves has been substantially reduced. Consistent with the Company’s non-GAAP disclosure for the year ended October 31, 2016, we excluded $68,000 and $52,000 of revenue attributed to sales of FOT inventory for the three months ended April 30, 2017 and 2016, respectively and $270,000 and $67,000 of revenue attributed to sales of FOT inventory for the six months ended April 30, 2017 and 2016, respectively.

Cost of Revenues. For the three and six months ended April 30, 2017, we excluded $39,000 and $58,000 of cost of revenues attributed to sales of SleepVirtual inventory. Likewise, we excluded $64,000 and $29,000 for the three months ended April 30, 2017 and 2016, respectively, and $175,000 and $40,000 for the six months ended April 30, 2017 and 2016, respectively, of cost of revenues attributed to sales of Resmon PRO FOT inventory.

Operating Expenses. During our second quarter ended April 30, 2016, the Company recorded a non-recurring charge of $670,000 to recognize a settlement payment the Company incurred to resolve a lawsuit with the manufacturer of the SleepVirtual sleep diagnostic product. Because Company excluded this legal settlement when it reported non-GAAP results for the year ended October 31, 2016, it believes it is appropriate to do so in this non-GAAP presentation for the fiscal 2016 periods ended April 30, 2016.

The Company believes that the adjustments to eliminate the effect of the SleepVirtual strategic initiative and the projected outcome of the Resmon PRO FOT represent unusual items that are unrelated to our core performance during the fiscal 2017 and 2016 periods presented.

Non-GAAP Tax Rate. The estimated non-GAAP effective tax rate adjusts the tax effect to quantify the tax consequences of the excluded non-GAAP items.

Descriptions of the non-GAAP financial measures included in this release and the accompanying Consolidated Statements of Comprehensive (Loss) Income are as follows:

Adjusted gross profit margin is a non-GAAP financial measure that we have calculated by excluding the revenue and cost of revenues related to SleepVirtual and Resmon PRO FOT. These adjustments are unrelated to our core performance during the fiscal 2017 and 2016 periods presented. Therefore, we believe it is useful to exclude these amounts to better understand our business performance and allow investors to compare our results with peer companies.

Adjusted net income (loss) and non-GAAP income (loss) per share. We define non-GAAP net income (loss) as net income (loss) less revenue, cost of revenues, and legal settlement related to SleepVirtual and Resmon PRO FOT sales. To provide a complete picture of our recurring core business operating results, we also excluded $9,000 and $220,000 from fiscal 2017 and 2016 second quarter non-GAAP net income (loss) and $(24,000) and $218,000 from fiscal 2017 and 2016 fiscal first half non-GAAP net income (loss), representing the tax effect of these adjustments. We used an effective tax rate that we believe would be applicable if our income approximated the non-GAAP net income (loss) for the presented periods. We caution investors that the tax effects of these adjustments are based on management’s estimates. We believe that these non-GAAP financial measures provide useful supplemental information for evaluating our financial performance.

Table A-1

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(Unuaudited in thousands, except per share data)

	Three Months ended			Three Months ended
	April 30, 2017			April 30, 2016
	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted
Revenues
Equipment, supplies and accessories revenues	$7,981	$(78)	$7,903	$7,547	$(52)	$7,495
Service revenues	1,838		1,838	1,884		1,884
	9,819	(78)	9,741	9,431	(52)	9,379
Cost of revenues
Cost of equipment, supplies and accessories revenues	4,232	(103)	4,129	3,672	(29)	3,643
Cost of service revenues	623		623	645		645
	4,855	(103)	4,752	4,317	(29)	4,288
Gross margin	4,964	25	4,989	5,114	(23)	5,091
% to Revenues	50.6%		51.2%	54.2%		54.3%

Operating expenses:
Selling and marketing	2,443		2,443	2,534		2,534
General and administrative	1,712		1,712	2,039	(670)	1,369
Research and development	733		733	678		678
Amortization of intangibles	37		37	60		60
Total Operating expenses	4,925	—	4,925	5,311	(670)	4,641
% to Revenues	50.2%		50.6%	56.3%		49.5%

Operating income (loss)	39	25	64	(197)	647	450
Interest expense, net	2		2	49		49
Foreign currency (gain) loss	(124)		(124)	(416)		(416)
Income (loss) before taxes	161	25	186	170	647	817
Provision for taxes	187	9	196	125	220	345
Net (loss) income	(26)	16	(10)	45	427	472
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	(74)		(74)	(6)		(6)
Comprehensive (loss) income	$(100)	$16	$(84)	$39	$427	$466
Net (loss) income per share:
Basic	$(0.01)		$(0.00)	$0.01		$0.11
Diluted	$(0.01)		$(0.00)	$0.01		$0.11
Weighted average common shares outstanding:
Basic	4,381		4,381	4,306		4,306
Diluted	4,381		4,381	4,319		4,319
Dividends declared per share	$—		$—	$—		$—

Table A-2

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(Unuaudited in thousands, except per share data)

	Six Months ended			Six Months ended
	April 30, 2017			April 30, 2016
	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted
Revenues
Equipment, supplies and accessories revenues	$14,873	$(304)	$14,569	$14,948	$(67)	$14,881
Service revenues	3,686		3,686	3,734		3,734
	18,559	(304)	18,255	18,682	(67)	18,615
Cost of revenues
Cost of equipment, supplies and accessories revenues	7,957	(233)	7,724	7,472	(40)	7,432
Cost of service revenues	1,209		1,209	1,219		1,219
	9,166	(233)	8,933	8,691	(40)	8,651
Gross margin	9,393	(71)	9,322	9,991	(27)	9,964
% to Revenues	50.6%		51.1%	53.5%		53.5%

Operating expenses:
Selling and marketing	4,773		4,773	5,035		5,035
General and administrative	3,242		3,242	3,451	(670)	2,781
Research and development	1,323		1,323	1,351		1,351
Amortization of intangibles	79		79	118		118
Total Operating expenses	9,417	—	9,417	9,955	(670)	9,285
% to Revenues	50.7%		51.6%	53.3%		49.9%

Operating (loss) income	(24)	(71)	(95)	36	643	679
Interest expense, net	2		2	115		115
Foreign currency (gain) loss	52		52	(307)		(307)
(Loss) income before taxes	(78)	(71)	(149)	228	643	871
Provision for taxes	188	(24)	164	187	218	405
Net (loss) income	(266)	(47)	(313)	41	425	466
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	13		13	(9)		(9)
Comprehensive (loss) income	$(253)	$(47)	$(300)	$32	$425	$457
Net (loss) income per share:
Basic	$(0.06)		$(0.07)	$0.01		$0.11
Diluted	$(0.06)		$(0.07)	$0.01		$0.11
Weighted average common shares outstanding:
Basic	4,361		4,361	4,293		4,293
Diluted	4,361		4,361	4,310		4,310
Dividends declared per share	$0.70		$0.70	$—		$—

Table A-3

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Itemized Reconciliation of Net (Loss) Income and Non-GAAP Net (Loss) Income

(Unaudited in thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2017	2016	2017	2016
Net (loss) income	$(26)	$45	$(266)	$41
Reconciling items:
Revenue from SleepVirtual inventory	(10)	—	(34)	—
Cost of revenue from SleepVirtual inventory	8	—	27	—
Reserve SleepVirtual	31	—	31	—
Revenue from Resmon PRO FOT inventory	(68)	(52)	(270)	(67)
Cost of revenue from Resmon PRO FOT inventory	64	29	175	40
Legal settlement SleepVirtual	—	670	—	670
Tax effects of reconciling items	(9)	(220)	24	(218)
Non-GAAP adjusted net (loss) income	$(10)	$472	$(313)	$466

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